Exhibit 99.1
CEREPLAST CLOSES PREVIOUSLY ANNOUNCED $12,500,000
PRIVATE PLACEMENT TRANSACTION
EL SEGUNDO, Calif. — May 24, 2011 — Cereplast, Inc. (NASDAQ: CERP), a leading manufacturer of proprietary bio-based, compostable and sustainable plastics has closed a private placement transaction announced on May 19, 2011. The company issued $12.5 million of 7% senior subordinated convertible notes due June 1, 2016. The Notes were issued pursuant to an indenture entered into between the Company and Wells Fargo Bank, National Association, as trustee, on May 24, 2011.
Lazard Capital Markets LLC served as lead placement agent for the offering with Roth Capital Partners, LLC and Ardour Capital Investments, LLC serving as co-placement agents.
About Cereplast, Inc.
Cereplast, Inc. (NASDAQ: CERP) designs and manufactures proprietary bio-based, sustainable plastics which are used as substitutes for petroleum-based plastics in all major converting processes — such as injection molding, thermoforming, blow molding and extrusions — at a pricing structure that is competitive with petroleum-based plastics. On the cutting-edge of bio-based plastic material development, Cereplast now offers resins to meet a variety of customer demands. Cereplast Compostables® Resins are ideally suited for single use applications where high bio-based content and compostability are advantageous, especially in the food service industry. Cereplast Sustainables™ Resins combine high bio-based content with the durability and endurance of traditional plastic, making them ideal for applications in industries such as automotive, consumer electronics and packaging. Learn more at www.cereplast.com. You may also visit the Cereplast social networking pages at Facebook.com/Cereplast, Twitter.com/Cereplast and Youtube.com/Cereplastinc.
Safe Harbor Statement
Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

Contacts:

Cereplast, Inc.	Lippert/Heilshorn & Associates, Inc.
Public Relations	Investor Relations
Nicole Cardi	Mary Magnani/Tim Dien
(310) 615-1900 x154	(415) 433-3777
ncardi@cereplast.com	cereplast@lhai.com
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